As filed with the Securities and Exchange Commission on July 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECEIVABLE ACQUISITON & MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3186327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 East 42nd Street, 46th Floor New York, NY 10165	10165
(Address of Principal Executive Offices)	(Zip Code)

RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION

(D/B/A CORNERSTONE SUSTAINABLE ENERGY)

2013 EQUITY INCENTIVE AWARD PLAN

 (Full title of the plan)

Thomas Telegades

Chief Executive Officer

Receivable Acquisition & Management Corporation

(d/b/a Cornerstone Sustainable Energy)

60 East 42nd Street, 46th Floor

New York, NY 10165

(Name and address of agent for service)

(212) 796-4097

(Telephone number, including area code, of agent for service)

Copies to:

Elliot H. Lutzker

Davidoff Hutcher & Citron LLP

605 Third Ave., 34th Floor

New York, NY 10158

Telephone: (212) 557-7200

Facsimile:  (212) 286-1884

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1) (2)	Proposed Maximum Offering Price per share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration fee (3)
Common Stock, $0.001 par value per share	18,600,000	$0.10	$1,860,000	$253.70

(1) The securities to be registered include an aggregate of 18,600,000 shares of Receivable Acquisition & Management Corporation’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Receivable Acquisition & Management Corporation  2013 Equity Incentive Award Plan.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based on the average of the high and low prices reported Over the Counter on July 12, 2013 (which is within five business days prior to the filing of the Registration Statement), which was $0.10 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees & consultants of Receivable Acquisition & Management Corporation’s (the “Company”) 2013 Equity Incentive Award Plan as specified by Rule 428(b)(1) of the Securities Act. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1.

Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the Commission on December 31, 2012, and Amendment No. 1 to the Annual Report on Form 10-K, filed with the Commission on May 27, 2013;

2.

Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 filed with the Commission on February 12, 2013;

3.

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 13, 2013;

4.

Our Current Reports on Form 8-K filed with the Commission on April 4, 2013, May 3, 2013, and May 21, 2013.

 Each document filed with the Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Common Stock

The holders of Common Stock are entitled to one vote per share.  The Company’s certificate of incorporation does not provide for cumulative voting.  The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors (the “Board”) out of legally available funds.

Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock, of which currently there are none.  The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Certain Anti-Takeover Effects

The Company’s certificate of incorporation, as amended, includes a provision allowing for 10,000,000 authorized shares of preferred stock, 9,920,000 of which are currently undesignated. The existence of authorized but unissued and undesignated shares of preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

The Company may become subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”).  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became interested, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officer.

Section 145 of the DGCL, permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation.  To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.  With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.  The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances.  With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful.  Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. We have adopted provisions in our Amended and Restated Certificate of Incorporation that provide for indemnification of our officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages. The effect of this provision is to eliminate the rights of our company and our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Exhibit
Number	Description of Exhibit
4.1	Receivable Acquisition & Management Corporation 2013 Equity Incentive Award Plan
5.1	Opinion of Davidoff Hutcher & Citron LLP
23.1	Consent of Silberstein Ungar, PLLC
23.2	Consent of Davidoff Hutcher & Citron LLP (contained in the opinion in Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration  statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant   pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2013.

Receivable Acquisition & Management Corporation (d/b/a Cornerstone Sustainable Energy)

By:	/s/ Thomas Telegades
Name:	Thomas Telegades
Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Telegades his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Telegades	Chief Executive Officer, President and Director	July 15, 2013
Thomas Telegades

/s/ James Valentino	Director	July 15, 2013
James Valentino

/s/ Peter Fazio	Director	July 15, 2013
Peter Fazio

/s/ Wallace Baker	Director	July 15, 2013
Wallace Baker

/s/ Max Khan	Director	July 15, 2013
Max Khan

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Receivable Acquisition & Management Corporation 2013 Equity Incentive Award Plan
5.1	Opinion of Davidoff Hutcher & Citron LLP
23.1	Consent of Silberstein Ungar, PLLC
23.2	Consent of Davidoff Hutcher & Citron LLP (contained in the opinion in Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement)